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                                                                      EXHIBIT 21

                                  SUBSIDIARIES
                                       OF
                        INTERUNION FINANCIAL CORPORATION



Name of Subsidiary                           Jurisdiction of Incorporation
------------------                           -----------------------------


Bearhill Limited                             British Virgin Islands

Credifinance Capital Inc.                    Ontario, Canada

Credifinance Securities Ltd.                 Ontario, Canada

Guardian Timing Services Inc.                Ontario, Canada

I & B Inc.                                   State of Delaware

InterUnion Asset management Limited          Ontario, Canada

Marbury Trading Corporation                  Panama

The Glen-Ardith Frazer Corporation           Ontario, Canada



NOTE: All subsidiaries do business under their official names.






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